PRESS RELEASE
GREENFIELD ONLINE RECEIVES NEW TAKEOVER PROPOSAL;
QUADRANGLE MERGER AGREEMENT REMAINS IN PLACE
Wilton, CT, August 6, 2008 — Greenfield Online, Inc. (Nasdaq: SRVY) (“Greenfield Online” or the “Company”) announced today that as a result of its “go-shop” activities, undertaken pursuant to a merger agreement between the Company and affiliates of Quadrangle Group LLC (“Quadrangle”), a strategic buyer has submitted a proposal to acquire all of the outstanding shares of the Company’s common stock for $17.50 per share in cash. The proposal is subject to, among other things, the parties agreeing on a mutually acceptable definitive agreement. There is no assurance that the proposal will result in a definitive agreement or a consummated transaction. The “go-shop” period ran from June 16, 2008 to 11:59 pm New York time on August 4, 2008 and was conducted by the Company’s financial advisor, Deutsche Bank Securities, Inc.
Greenfield Online’s Board of Directors has determined in accordance with Greenfield Online’s merger agreement with affiliates of Quadrangle that the strategic buyer is an excluded party (as that term is defined in the merger agreement).
Greenfield Online noted that the merger agreement with affiliates of Quadrangle remains in effect and that those affiliates have the right under the merger agreement to be advised of the proposed terms of any alternative acquisition proposal and an opportunity to negotiate with Greenfield Online improvements to the terms of the merger agreement before Greenfield Online would be permitted to terminate the merger agreement to enter into an agreement relating to a superior proposal. The Company’s Board of Directors has not changed its recommendation regarding the proposed merger with affiliates of Quadrangle.
About Greenfield Online, Inc.
Greenfield Online, Inc. is a global interactive media and services company that collects consumer attitudes about products and services, enabling consumers to reach informed purchasing decisions about the products and services they want to buy; and helping companies better understand their customer in order to formulate effective product marketing strategies. Proprietary, innovative technology enables us to collect these opinions quickly and accurately, and to organize them into actionable form. For more information, visit www.greenfield.com. Through our Ciao comparison shopping portals we gather unique and valuable user-generated content in the form of product and merchant reviews. Visitors to our Ciao portals use these reviews to help make purchasing decisions and we derive revenue from this Internet traffic via e-commerce, merchant referrals, click-throughs, and advertising sales. For more information or to become a member, visit http://www.ciaogroup.com. Through our Greenfield Online and Ciao Surveys websites and affiliate networks, we collect, organize and sell consumer opinions in the form of survey responses to marketing research companies and companies worldwide. For more information, visit www.greenfield-ciaosurveys.com. To take a survey, go to www.greenfieldonline.com.

For further information, please contact:
Greenfield Online
Cynthia Brockhoff
Vice President — Investor Relations
Greenfield Online
Ph: (203)-846-5772
Cbrockhoff@Greenfield.com
Important Additional Information
In connection with the proposed merger, the Company will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE PROPOSED MERGER. A definitive proxy statement will be sent to the Company’s stockholders seeking their approval of the transaction. Stockholders may also obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov , or by writing to Greenfield Online, Inc., 21 River Road, Wilton, Connecticut 06897, Attention: Legal Department.
The Company and its directors, executive officers and other members of its management may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information concerning the interest of participants in the solicitation, which may be different than those of the Company’s stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.
Cautionary Note Regarding Forward Looking Statements
Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions required to complete the merger, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the merger. Additional information regarding risk factors and uncertainties affecting the Company is detailed from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on the Company’s website at www.greenfield.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.